EXHIBIT 99.1

News Release

General Inquiries: 877.847.0008

www.constellationenergypartners.com

Investor Contact:       Charles C. Ward

877.847.0009

Constellation Energy Partners Closes its

Purchase of the Torch Net Profits Interest

HOUSTON—(BUSINESS WIRE)—December 15, 2011—Constellation Energy Partners LLC (NYSE Arca: CEP) announced today that it has closed its previously announced purchase of the net profits interest (“NPI”) held by Torch Energy Royalty Trust (“Trust”) burdening certain of its properties in the Robinson’s Bend Field for $1.0 million. The transaction resulted from a settlement agreement reached by the parties earlier this year that resolved litigation related to the NPI.

The Company intends to extinguish the NPI so that it will no longer burden its properties in the Robinson’s Bend Field in Alabama. Concurrently, the capital account balance associated with the $6.7 million in unpaid Class D distributions will be reduced to zero. The Class D interests will remain outstanding, but will be entitled to no distributions and a zero liquidation amount.

Additional information about the Torch NPI can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.